Prudential Global Short Duration High Yield Fund, Inc.
Semi-Annual period ending 1/31/2017
File No. 811-22724


SUB-ITEM 77-C
Matters Submitted to a Vote of Security Holders



An Annual Meeting of Stockholders was held on March 10, 2017.
At such meeting the stockholders elected the following Class II
Directors:


Approval of Directors


Class II                Affirmative         Shares
                        Votes Cast          Against/Withheld
Kevin J. Bannon         34,903,897            647,112
Keith F. Hartstein      34,910,882            640,127
Stephen G. Stoneburn    34,854,342            696,667
Grace C. Torres         34,863,621            687,388